Exhibit 99.1

AltEnergy Acquisition Corp. Prices $200 Million Initial Public Offering

NEW YORK, October 29, 2021 /PRNewswire/ — AltEnergy Acquisition Corp. (the “Company”), a special purpose acquisition company sponsored by AltEnergy, LLC, today announced that it has priced its initial public offering of 20,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200,000,000. The units are expected to trade today, October 29, 2021 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “AEAEU”.

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “AEAE” and “AEAEW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company intends to use the net proceeds from this offering to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business.

B. Riley Securities, Inc. is acting as the sole book-running manager. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from B. Riley Securities, Inc. at 1300 North 17th Street, Suite 1300, Arlington, VA 22209, or by calling (703) 312-9580 or emailing prospectuses@brileyfin.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AltEnergy Acquisition Corp.

AltEnergy Acquisition Corp. is a newly incorporated blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses, which we refer to throughout this prospectus as our initial business combination. We have not selected any business combination targets, and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any potential business combination targets.

While we may pursue an initial business combination in any industry, we intend to focus our efforts on businesses that leverage our management team’s experience in acquiring and operating businesses that are involved in renewable energy or related clean technology, which we refer to as the alternative energy sector. We intend to focus on the significant opportunities we believe will result from the ongoing transformation of the energy ecosystem and the macro trends related to electrification and decarbonization. Specifically, we believe that select companies will represent opportunities stemming from these vast capital flows, and the best of these companies will provide exceptional high-growth investment opportunities. Visit https://altenergyacquisition.com for more information.

About AltEnergy LLC

Founded by Russell Stidolph in 2006 AltEnergy, LLC (“AltEnergy”) is focused solely on making investments in the alternative energy sector. Mr. Stidolph has over two-decades of experience investing in and building businesses which span private companies in biofuels (Hawkeye Renewables), renewable power generation (Iowa Winds, American Heartland Wind, Broadview Energy), demand response software (Viridity), transmission infrastructure (Anbaric Power, Tres Amigas, Western Interconnect), and energy storage technology (Eos Energy Storage, now Eos Energy Enterprises, Inc., NASDAQ: EOSE). Mr. Stidolph is supported at AltEnergy by Arul Gupta and Jonathan Darnell, both Managing Directors. Darnell and Gupta have worked with Mr. Stidolph since 2005 and 2011, respectively.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Jon Darnell

jdarnell@altenergyllc.com

(203) 299-1400